Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Expands in Southern California

Also Names Additions to Brazil Management Team

HOUSTON, January 21, 2014 — Group 1 Automotive, Inc. (NYSE: GPI), an international, Fortune 500 automotive retailer, today announced the acquisition of Heller Ford and Heller Hyundai in Southern California.  The dealerships, which will operate as Ford of Escondido and Hyundai of Escondido, are expected to generate $135 million in estimated annual revenues.

“Beginning 2014 with the acquisition of two strong brands that expand our footprint within the San Diego metropolitan area is a great start to the year,” said Earl J. Hesterberg, Group 1’s president and chief executive officer.  “We plan to continue to grow our Company and these are two powerful brands in a very strong market.”

Additions to Brazilian Management Team

Group 1 also announced important additions to the top management team for its Brazilian operation effective immediately. The additions consist of three key new leadership positions: director of commercial operations; director of finance and chief financial officer; and director of human resources and administration. The positions report to Lincoln Pereira, Group 1’s regional vice president and a member of the Group 1 board of directors. Two of the individuals join Group 1 from outside the auto industry and the third is an experienced automotive retail executive, who was a founder of United Auto Brazil (UAB), the company purchased by Group 1 in February 2013.

Specifically, the three new top managers are:

•	André Ribeiro, one of the founding members of UAB, has been appointed as director of commercial operations. Ribeiro, who has extensive retail automotive experience in Brazil, will now be responsible for all dealership operations including new and used vehicle sales, marketing, parts and service, finance and insurance, and quality. Ribeiro also represents Group 1 Brazil in multiple manufacturer dealer associations as the president of the Jaguar, Land Rover Dealer Council, and as vice president of the Honda Dealer Council. Following a long and successful career as a professional race car driver in Europe and the U.S., Ribeiro became an auto retailer in Brazil in 1998.

•	Eduardo Amaral Marques has been appointed as director of human resources and administration of Group 1 Brazil. Marques has over 11 years of increasing management responsibility within Unilever Brazil and served as customer supply chain director for L’Oréal Latin America prior to joining Group 1. Marquez will be responsible for information technology, administration, procurement and all facets of human resources.

•	Rafael De Gouveia Ramalho has been named director of finance and chief financial officer of Group 1 Brazil. Ramalho will be responsible for all accounting, financial controls, financial analysis and reporting, treasury, and budgeting. Ramalho has an MBA from Northwestern University’s Kellogg School of Management and worked as a senior consultant for Booz & Company in Brazil and the Middle East. Prior to joining Group 1, he served as chief financial officer of Usebens Seguradora. Ramalho will report to John C. Rickel, Group 1’s senior vice president and chief financial officer, as well as to Lincoln Pereira.

“The addition of these talented individuals to the existing management team is another key step in positioning Group 1 for long term success in Brazil. André’s successful auto retailing experience in Brazil and his competitive drive are exactly what we need to establish Group 1 as a leading auto retailer in Brazil. Rafael and Eduardo bring experience from world class companies outside of our industry, which will help us increase our efficiency and professionalism. I am excited to add these three gentlemen to our team,” said Hesterberg.

About Group 1 Automotive, Inc.
Group 1 owns and operates 150 automotive dealerships, 190 franchises, and 37 collision centers in the United States, the United Kingdom and Brazil that offer 34 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing, service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements related to future, not past, events and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” “foresee,” “may” or “will” and similar expressions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, and (i) our ability to retain key personnel. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Investor contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media contacts:
Pete DeLongchamps
V.P. Manufacturer Relations and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com